Exhibit 99.2
DATE: August 14, 2001

FROM:                                       FOR:
Padilla Speer Beardsley Inc.                MEDTOX Scientific, Inc.
224 Franklin Avenue West                    402 West County Road D
Minneapolis, MN  55404                      St. Paul, MN  55112

John Mackay (612) 871-8877                  Richard J. Braun (877) 715-7236

FOR IMMEDIATE RELEASE

                        MEDTOX ANNOUNCES FAVORABLE RULING
                        IN SHORT-SWING PROFITS LITIGATION
                  Morgan Says It Will Pay MEDTOX Cash To Satisfy Judgment;
                         Could Total More Than $700,000

ST. PAUL, Minn., August 14, 2001 - MEDTOX Scientific, Inc. (AMEX-TOX), announced that the United States Court of Appeals for the Eighth Circuit ruled in favor of MEDTOX on August 3, 2001 in the company's lawsuit against Morgan Capital LLC under Section 16(b) of the Securities Exchange Act of 1934. The Appeals Court affirmed the United States District Court decision awarding MEDTOX $675,000 in the short-swing profits case. Morgan Capital LLC was found to have engaged in prohibited short-swing purchases and sales of MEDTOX's stock in 1996 and is required to disgorge its profits to MEDTOX. The ruling of the United States Court of Appeals can be accessed at http://www.ca8.uscourts.gov/opndir/01/08/ 003719P.pdf. To access this file, you will need acrobat 4.0 or higher.

     Under an Escrow Agreement between MEDTOX and Morgan Capital, 72,500 shares of MEDTOX's common stock owned by Morgan Capital were escrowed as collateral to secure the District Court judgment. Morgan Capital has notified MEDTOX, pursuant to the Escrow Agreement, that it intends to pay MEDTOX cash to satisfy the judgment which, including post-judgment interest, exceeds $709,000.

     Richard Braun, MEDTOX's chief executive officer said, "We are pleased by the Appeal Court's decision. We believed that the trading in question violated
Section 16(b) and it was incumbent upon MEDTOX to seek a recovery of the short-swing profits."

     MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory services and on-site/ point-of-testing devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/ point-of-test analysis for drugs of abuse, therapeutic drugs and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is also a leader in providing esoteric toxicology services to hospitals and laboratories nationwide. MEDTOX's Clinical Trials Services division specializes in three key areas: central laboratory testing services for clinical trials, bio-analytical services for new drug development and diagnostic drug screening programs for use in clinical trials.
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     Note:  Forward-looking  statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. A fuller discussion of factors that may cause such results to differ are identified on page three of the company's 2000 annual report on Form 10-K and incorporated herein by reference.

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